EXHIBIT 12.1

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges

						Six Months
	Year Ended December 31					Ended June 30
	-------------------------------------------------------------------------------------					------------------------------
	1995	1996	1997	1998	1999	1999	2000
	--------------	--------------	----------------	----------------	--------------	-------------	--------------
	(dollar amounts expressed in thousands)

Interest costs	$135,130	$128,360	$137,350	$159,870	$146,124	$72,765	$75,017
Guarantee of interest on ESOP debt	19,339	17,874	16,341	14,671	12,856	6,559	5,594
Interest capitalized during the period	3,549	17,778	10,575	1,341	238	154	352
Interest factor related to noncapitalized leases(1)	8,600	12,982	11,931	11,308	13,065	7,210	5,994
	--------------	--------------	--------------	--------------	--------------	-------------	--------------
Total fixed charges	$166,618	$176,994	$176,197	$187,190	$172,283	$86,688	$86,957
	========	========	=========	=========	========	=======	========

Income (loss) before income taxes, minority interest, and cumulative effect of accounting change	$589,410	$31,340	$(28,930)	$(16,878)	$355,940	$140,195	$124,453
Undistributed (earnings) losses of less than 50% owned entities, net of distributions received	(36,861)	(1,290)	5,180	3,791	(6,115)	(3,958)	(4,036)
Total fixed charges	166,618	176,994	176,197	187,190	172,283	86,688	86,957
Less: Interest capitalized	(3,549)	(17,778)	(10,575)	(1,341)	(238)	(154)	(352)
Guarantee of interest on ESOP debt	(19,339)	(17,874)	(16,341)	(14,671)	(12,856)	(6,559)	(5,594)
	--------------	--------------	--------------	--------------	--------------	------------	--------------
Total earnings before fixed charges	$696,279	$171,392	$125,531	$158,091	$509,014	$216,212	$201,428
	========	========	=========	=========	========	=======	========

Ratio of earnings to fixed charges	4.18	-	-	-	2.95	2.49	2.32

Excess of fixed charges over earnings before fixed charges	$-	$5,602	$50,666	$29,099	$-	$-	$-

(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.